Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDUCATION MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1119571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
210 Sixth Avenue
33rd Floor
Pittsburgh, Pennsylvania 15222
(Address of principal executive offices)
EDUCATION MANAGEMENT CORPORATION
2006 STOCK OPTION PLAN
(Full title of the plan)
J. Devitt Kramer, Esq.
Senior Vice President, General Counsel and Secretary
Education Management Corporation
210 Sixth Avenue
33rd Floor
Pittsburgh, Pennsylvania 15222
(Name and address of agent for service)
(412) 562-0900
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum	Amount of
securities	Amount to be	offering price	aggregate	registration
to be registered	registered [1]	per share	offering price	fee
Common Stock, par value $0.01 per share	7,812,888 [2]	$12.35 [3]	$96,489,166.80 [3]	$5,385 [3]

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Does not include 441,854 shares of the Registrant’s common stock available for issuance under the 2006 Stock Option Plan which were previously registered pursuant to the Registration Statement on Form S-8 (File No. 333-162320) filed with the Securities and Exchange Commission on October 2, 2009.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the weighted average exercise price of $12.35 per share.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:
•	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act with the Commission on October 2, 2009, relating to the Registration Statement on Form S-1 (File No. 333-148259) and which includes audited financial statements for the Registrant’s latest fiscal year;

•	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 001-34466) filed with the Commission on September 22, 2009, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purposes of updating such description; and

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on October 7 and 21, 2009.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Education Management Corporation 2006 Stock Option Plan meeting the requirements of Section 10(a) of the Securities Act.
Item 4. Description of Securities.
     The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “PBCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the business corporation or of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
     PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the director, officer, employee or agent of the corporation has met the applicable standard of conduct. Such determination shall be made:
(i)	by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

(ii)	if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(iii)	by the shareholders.
Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above as contained in Sections 1741 and 1742, or in defense of any claim therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the director, officer, employee or agent of the corporation is not entitled to be indemnified by the corporation.
     PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding office, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
     The Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain substantially identical provisions regarding indemnification. The Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws require the Registrant to promptly indemnify, to the fullest extent permitted by law and subject to certain limitations described below, each director or officer (including each former director or officer) (an “indemnitee”) of the Registrant who was or is made a party to or a witness in or is threatened to be made a party to or a witness in, any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal, administrative or investigative and whether external or internal to the Registrant, by reason of the fact that the indemnitee is or was an authorized representative of the Registrant, against all expenses (including attorneys’ fees, disbursements and other charges), judgments, losses, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding (collectively, “Losses”).
     Such indemnification also includes, but is not limited to, cases in which indemnification is permitted pursuant to the provisions of Sections 1741 through 1750 of the PBCL, and will be made in every case described above except (i) in connection with a proceeding (or any claim, issue or matter therein or any part thereof) initiated by the indemnitee, except (x) if the Board of Directors of the Registrant has approved the initiation or bringing of such claim or (y) any compulsory counterclaim, compulsory cross-claim or required joinder made by indemnitee in a proceeding not initiated by the indemnitee; (ii) with respect to any act that is established, by a final, unappealable adjudication adverse to the indemnitee, as having been material to the cause of action so adjudicated and as having constituted either willful misconduct or recklessness; (iii) with respect to any benefit or advantage gained by the indemnitee to which the indemnitee was not legally entitled; or (iv) for liability imposed in a proceeding by or for the benefit of the Registrant to recover any profit pursuant to the provisions of Section 16(b) of the Exchange Act and regulations thereunder or similar provisions of any applicable state law; provided however, that this exclusion does not apply to expenses (including attorneys’ fees, disbursements and other charges) incurred by the indemnitee in such a proceeding.
     In any case, to the extent that an indemnitee is successful on the merits or otherwise in defense of any proceeding or any part thereof or in defense of any claim, issue or matter therein, including but not limited to obtaining a dismissal without prejudice or a settlement without admission of liability, the indemnitee will be promptly indemnified by the Registrant against all Losses actually and reasonably incurred or suffered by the indemnitee in connection therewith. Subject to certain limitations, such indemnification will be made by the Registrant without any requirement that any determination be made or any action be taken by the Board of Directors, shareholders or legal counsel.
     The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Registrant require that the Registrant promptly pay all expenses (including attorneys’ fees, disbursements and other charges) actually incurred by an indemnitee in defending or appearing in any proceeding described above in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay all amounts advanced if it is ultimately specifically determined by a final, unappealable adjudication that the indemnitee is not entitled to be indemnified by the Registrant and an irrevocable assignment to the Registrant of all payments to which the indemnitee may be or become entitled, under any policy of insurance or otherwise, in reimbursement of any such expenses paid by the Registrant pursuant to the requirements of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws. Notwithstanding the foregoing, no advance payment will be made by the Registrant if the Board of Directors reasonably and promptly determines by a majority vote of the directors who are not parties to the proceeding that, based upon the facts known to the Board of Directors at the time the determination is made, the matter is of the kind described in clause (i) above or the indemnitee’s actions are of the kind described in clause (iii) above.
     The Amended and Restated Articles and the Amended and Restated Bylaws of the Registrant provide that the rights of indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled.
     The Registrant has entered into an indemnification agreement with each of its directors and certain of its officers. The indemnification agreement provides the director or officer with contractual rights to the indemnification and expense advancement rights provided under the Amended and Restated Articles and the Amended and Restated Bylaws of the Registrant, as well as contractual rights to additional indemnification and expense advancement rights as provided in the indemnification agreement. These additional indemnification and expense advancement rights include (i) indemnification for all expenses actually and reasonably incurred by an indemnitee who, by reason of his corporate status, is a witness or is otherwise asked to participate in any proceeding to which the indemnitee is not a party and (ii) advancement of all expenses incurred by or on behalf of the indemnitee in connection with any proceeding.
     PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.
     The Amended and Restated Articles and the Amended and Restated Bylaws of the Registrant provide that the Registrant may purchase and maintain insurance on behalf of each director and officer against any liability asserted against or incurred by such officer or director in any capacity, or arising out of such director’s or officer’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Amended and Restated Articles and the Amended and Restated Bylaws.
     The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Such insurance provides coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions of the Amended and Restated Articles and the Amended and Restated Bylaws.
     As permitted by PBCL Section 1713, the Amended and Restated Bylaws provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, except to the extent that such elimination or limitation of liability is expressly prohibited by the PBCL as in effect at the time of the alleged action or failure to take action by the director. The PBCL states that this exculpation from liability does not apply where the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, and does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person or ordinary prudence would use under similar circumstances.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Form of Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 7 to the Registration Statement on Form S-1/A (File No. 333-148259) filed on September 30, 2009).

4.2	Form of Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 7 to the Registration Statement on Form S-1/A (File No. 333-148259) filed on September 30, 2009).

4.3	Education Management Corporation 2006 Stock Option Plan, effective August 1, 2006, as amended (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006), amendments filed as Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on March 15, 2007, Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on April 5, 2007 and Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on July 5, 2007).

5.1	Opinion of K&L Gates LLP regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

Exhibit No.	Description

23.2	Consent of K&L Gates LLP (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
* * *
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 4th day of November, 2009.

EDUCATION MANAGEMENT CORPORATION
By:	/s/ Edward H. West
Edward H. West
President and Chief Financial Officer

     We, the undersigned directors and officers of Education Management Corporation do hereby constitute and appoint Edward H. West and J. Devitt Kramer, or either one of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Todd S. Nelson Todd S. Nelson	Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2009

/s/ Edward H. West Edward H. West	President and Chief Financial Officer (Principal Financial Officer)	November 4, 2009

/s/ Randall J. Killeen Randall J. Killeen	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 4, 2009

/s/ John R. McKernan, Jr. John R. McKernan, Jr.	Chairman of the Board of Directors	November 3, 2009

/s/ Mick J. Beekhuizen Mick J. Beekhuizen	Director	November 3, 2009

/s/ Samuel C. Cowley Samuel C. Cowley	Director	November 3, 2009

/s/ Adrian M. Jones Adrian M. Jones	Director	November 3, 2009

/s/ Jeffrey T. Leeds Jeffrey T. Leeds	Director	November 3, 2009

Signature	Capacity	Date

/s/ Leo F. Mullin Leo F. Mullin	Director	November 4, 2009

/s/ Michael K. Powell Michael K. Powell	Director	November 4, 2009

/s/ Paul J. Salem Paul J. Salem	Director	November 4, 2009

/s/ Peter O. Wilde Peter O. Wilde	Director	November 4, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 7 to the Registration Statement on Form S-1/A (File No. 333-148259) filed on September 30, 2009).

4.2	Form of Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 7 to the Registration Statement on Form S-1/A (File No. 333-148259) filed on September 30, 2009).

4.3	Education Management Corporation 2006 Stock Option Plan, effective August 1, 2006, as amended (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006), amendments filed as Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on March 15, 2007, Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on April 5, 2007 and Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on July 5, 2007).

5.1	Opinion of K&L Gates LLP regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of K&L Gates LLP (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).